Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement of Kyivstar Group Ltd. on Form F-1 (No. 333-290082) of our report dated March 16, 2026 with respect to our audits of the consolidated financial statements of Kyivstar Group Ltd. as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025, which report appears in the Prospectus as part of this Registration Statement. Our report includes an explanatory paragraph as to Kyivstar Group Ltd.’s ability to continue as a going concern.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ UHY LLP

Melville, NY
March 27, 2026